Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

1	Registration Statements (Forms S-8 No. 333-189621, 333-206173, 333-221827, 333-225552, 333-241033, 333-249482, 333-269925, 333-273805, 333-283180 and 333-289433) pertaining to the Amended and Restated 2013 Stock Incentive Plan, the Amended and Restated 2018 Equity Incentive Plan, and the 2020 Employee Stock Purchase Plan of Sangamo Therapeutics, Inc., and

2	Registration Statement (Form S-3 No. 333-283179 and 333-255792) and related prospectuses of Sangamo Therapeutics, Inc.;
of our report dated March 30, 2026, with respect to the consolidated financial statements of Sangamo Therapeutics, Inc. included in this Annual Report (Form 10-K) of Sangamo Therapeutics, Inc. for the year ended December 31, 2025.
/s/ Ernst & Young LLP
San Mateo, California
March 30, 2026